UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  April 13, 2015

CAM GROUP INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-33907	57-1021913
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Jixing Building, 151 Shengli Avenue North, Shijiazhuang, Hebei Province, P.R. China 050041
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:  +86-311-8696-4264

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation under any of the following provisions (see General Instruction A.2. below):

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o	Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

(1)

ITEM 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On April 14, 2015, in connection with the audit of the financial statements for CAM Group, Inc. (the “Company”) for the fiscal year ended December 31, 2014, management of the Company conducted analysis of the Company’s revenue recognition for sales of fertilizer to determine if the net basis is appropriate to recognize revenues generated in such transaction. Given that the Company had credit risk in the transaction and had been responsible for the acceptability of the fertilizer purchased by the customers, the Company believed it would be appropriate to change the revenues recognition from net basis to gross basis. In addition, certain SG&A expense in 2013 have been reclassified to conform to current period presentation.

As a result of the restatement, the table below sets forth the changes to be made in the consolidated financial statements previously filed. The effect is due to the recognition of revenues in gross basis. Accordingly, the accounts below have been retroactively adjusted as summarized below:

For the year ended December 31, 2013

	Original	Adjustment	Restated

Revenues – sales of fertilizer	$ 19,060	$ 19,896,481	$ 19,915,541
Cost of revenues – sales of fertilizer	0	19,896,481	19,896,481
SG&A expense	565,606	132,341	697,947
Interest income	9,692	1,865	11,557
Net income to noncontrolling interests	0	99,528	99,528
Comprehensive income to noncontrolling interests	$ 2,542	$ 99,528	$ 102,070

Statement of Equity as of January 1, 2014

	Original	Adjustment	Restated

Retained earnings	$ 7,361,766	$ (99,528)	$ 7,262,238
Non-controlling interest	$ 51,460	$ 99,528	$ 150,988

The Board of Directors and management of the Company have discussed the matters disclosed herein with the Company's independent registered public accounting firm, Dominic K.F. Chan & Co. The auditor has concurred with the Company’s restatement. The Company’s annual report on Form 10-K will include the restated financial statements for the year ended December 31, 2013.

(2)

SIGNATURES

Pursuant to the requirements of Section12 of the Securities Exchange Act of 1934, as amended the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CAM Group, Inc.

Date: April 15, 2015	By:	/s/ Kit Ka
Kit Ka
President and Chief Executive Officer